Exhibit 5.1

ALSTON&BIRD LLP

601 Pennsylvania Avenue, N.W.

North Building, 10th Floor

Washington, DC 20004-2601

202-756-3300

Fax: 202-756-3333

www.alston.com

September 16, 2005

Knology, Inc.

1241 O.G. Skinner Drive

West Point, Georgia 31833

Ladies and Gentlemen:

We have acted as counsel to Knology, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s registration statement on Form S-3 (as it may be amended, the “Registration Statement”) with the Securities and Exchange Commission for the registration of 12,048,186 shares of the Company’s common stock, par value $0.01 per share (the “Shares”). 4,635,255 of the Shares may be issued by the Company upon the conversion of the currently outstanding shares of the Company’s Series AA Convertible Preferred Stock, par value $0.01 per share (the “Series AA Preferred”), and offered for sale, from time to time, by certain selling stockholders, up to 1,360,942 of the Shares may be issued by the Company upon the conversion of shares of Series AA Preferred that may be issued as dividends on the outstanding shares of Series AA Preferred and offered for sale, from time to time, by certain selling stockholders, and 6,051,989 of the Shares may be offered for sale, from time to time, by certain selling stockholders, in each case, as described in the Registration Statement. This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

We have examined the Amended and Restated Certificate of Incorporation of the Company, the Certificate of Designations of the Series AA Convertible Preferred Stock (the “Certificate of Designations”), the Bylaws of the Company, records of proceedings of the Board of Directors and the agreements and documents that we deemed to be relevant to this opinion letter and the Registration Statement. We have assumed that the shares of Series AA Preferred that may be issued as dividends on the outstanding shares of Series AA Preferred will be issued in accordance with the Certificate of Designations and Delaware law. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the statements as to factual matters made in the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and the selling stockholders or their representatives and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based upon the foregoing, it is our opinion that (i) the Shares that may be issued by the Company pursuant to the Certificate of Designations upon conversion of any shares of such Series AA Preferred, when issued in accordance with the terms the Certificate of Designations, will be duly authorized and legally issued, fully paid and nonassessable; and (ii) the Shares outstanding as of the date hereof have been duly authorized and legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309-3424 404-881-7000 Fax: 404-881-7777	Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	3201 Beechleaf Court, Suite 600 Raleigh, NC 27604-1062 919-862-2200 Fax: 919-862-2260

Knology, Inc.

September 16, 2005

This opinion is limited to the matters herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is delivered to the Company solely for its use in connection with the transactions contemplated by the Registration Statement, and may not be used, circulated, quoted or otherwise relied upon by any other person, and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent, except as set forth in the following paragraph.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We further consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ David E. Brown, Jr.
A Partner